Exhibit 5.11

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Blvd.

Franklin, Tennessee 37067

Re:	Offer for all Outstanding 5.125% Senior Secured Notes due 2021 in Exchange for 5.125% Senior Secured Notes due 2021 and all Outstanding 6.875% Senior Notes due 2022 in Exchange for 6.875% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as Pennsylvania counsel to Clinton Hospital Corporation, a Pennsylvania corporation (“Clinton”), Coatesville Hospital Corporation, a Pennsylvania corporation (“Coatesville”), and Carlisle HMA, LLC, a Pennsylvania limited liability company (“Carlisle” and, together with Clinton and Coatesville, the “PA Guarantors”), New Jersey counsel to Salem Hospital Corporation, a New Jersey corporation (“Salem” or the “NJ Guarantor”), and Utah counsel to Tooele Hospital Corporation, a Utah corporation (“Tooele” or the “UT Guarantor”), in connection with the filing by CHS/Community Health Systems, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to (i) $1,000,000,000 aggregate principal amount of 5.125% Senior Secured Notes due 2021 (the “Secured Exchange Notes”) issued by FWCT-2 Escrow Corporation (the “Issuer”), a Delaware corporation and an indirect wholly owned subsidiary of Community Health Systems, Inc., a Delaware corporation (“CHS”), pursuant to an indenture (as supplemented by the Secured Supplemental Indenture, the “Secured Notes Indenture”), dated as of January 27, 2014, among the Issuer, the guarantors party thereto Credit Suisse AG (the “Collateral Agreement”) and Regions Bank, as trustee (the “Trustee”) and (ii) $3,000,000,000 aggregate principal amount of 6.875% Senior Unsecured Notes due 2022 (the “Unsecured Exchange Notes”) issued by the Issuer pursuant to an indenture (as supplemented by the Unsecured Supplemental Indenture, the “Unsecured Notes Indenture” and, together with the Secured Notes Indenture, the

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CHS/Community Health Systems, Inc.

September 17, 2014

“Indentures”), dated as of January 27, 2014, among the Issuer, the Guarantors party thereto and the Trustee. The obligations of the Company under the Secured Exchange Notes and the Unsecured Exchange Notes will be guaranteed by the PA Guarantors, the NJ Guarantor and the UT Guarantor along with the other guarantors, pursuant to the guarantee provisions set forth in the Indentures.

In so acting, we have examined executed copies of the Indentures.

We have also reviewed (i) the organizational documents of the PA Guarantors, the NJ Guarantor and the UT Guarantor identified on Exhibit A attached hereto (the “Guarantors’ Organizational Documents”) and (ii) such other documents as we deemed necessary in connection with the opinions set forth below. We have not reviewed any documents entered into in connection with the transactions contemplated in the Indentures (the “Other Documents”), other than the Indentures, the Registration Statement and the prospectus contained in the Registration Statement (the “Prospectus”), nor any documents referenced or incorporated by reference into the Other Documents or the Indentures, and we have assumed that there are no documents we have not reviewed which would affect our opinions.

Whenever our opinion in this letter with respect to the existence or absence of facts is stated to be based on our knowledge or awareness, it is intended to signify that during the course of our representation of the PA Guarantors, the NJ Guarantor and the UT Guarantor in connection with this transaction, no information has come to the attention of the attorneys within our firm who have devoted substantive attention to this transaction that would give them actual knowledge or awareness of the existence or absence of those facts. However, we have not undertaken any independent investigation to determine the existence or absence of those facts or any other facts and no inference as to our knowledge of the existence or absence of those facts or any other facts shall or may be drawn from our representation of the PA Guarantors, the NJ Guarantor and the UT Guarantor. We have made no independent factual investigations and, as to factual matters, we have relied exclusively on the facts stated in the representations and warranties contained in the Indentures, the Registration Statement, the Prospectus, officer’s certificates and certificates of public officials. Without limiting the generality of the foregoing, we have not made an independent search of the books and records of any party or of any court or other administrative tribunal or similar entity. We have assumed that (a) no laws or regulations of the Commonwealth of Pennsylvania that do not apply to all entities in the Commonwealth of Pennsylvania apply to the PA Guarantors, (b) no laws or regulations of the State of New Jersey that do not apply to all entities in the State of New Jersey apply to the NJ Guarantor, and (c) no laws or regulations of the State of Utah that do not apply to all entities in the State of Utah apply to the UT Guarantor. All assumptions made by us in this opinion letter have been made without independent verification.

CHS/Community Health Systems, Inc.

September 17, 2014

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents (which we have assumed are themselves authentic), of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have also assumed that all documents reviewed by us are complete.

We have also assumed that (a) the parties to the Indentures and the other documents we reviewed in connection with this opinion letter (other than the PA Guarantors, the NJ Guarantor and the UT Guarantor) are duly organized, validly existing or subsisting and in good standing in their jurisdiction of formation, and have the necessary power (including, without limitation, corporate power, partnership power and limited liability company power, where applicable) and authority to enter into and perform their obligations under the Indentures and such other documents to which they are a party; (b) the Indentures and such other documents have been duly authorized, executed and delivered by each party thereto (other than the PA Guarantors, the NJ Guarantor and the UT Guarantor with respect to due authorization of the Indentures); (c) the Indentures and such other documents constitute the legal, valid and binding obligations of each of the parties thereto, enforceable against each such party in accordance with their respective terms; and (d) the parties received good and valuable consideration for entering into the Indentures and such other documents. We have further assumed that the Guarantors’ Organizational Documents, as applicable to each of the relevant guarantors, (i) are the only documents governing the internal affairs of the PA Guarantors, the NJ Guarantor and the UT Guarantor; (ii) have not been amended, restated, or supplemented (other than as set forth on Exhibit A attached hereto) and (iii) are in full force and effect.

Based upon the foregoing and subject to the qualifications, exceptions, assumptions and limitations set forth herein, we are of the opinion that:

1. Based solely on the PA Subsistence Certificates (as defined on Exhibit A attached hereto), each PA Guarantor is a corporation or limited liability company presently subsisting under the laws of the Commonwealth of Pennsylvania.

2. Based solely on the Salem Good Standing Certificate (as defined on Exhibit A attached hereto), the NJ Guarantor is a corporation presently existing in good standing under the laws of the State of New Jersey.

3. Based solely on the Tooele Certificate of Existence (as defined on Exhibit A attached hereto), the UT Guarantor is a corporation presently existing in good standing under the laws of the State of Utah.

4. Each PA Guarantor has all requisite corporate or limited liability company power and authority, as applicable, to enter into and perform its obligations under the Indentures.

5. The NJ Guarantor has all requisite corporate power and authority to enter into and perform its obligations under the Indentures.

CHS/Community Health Systems, Inc.

September 17, 2014

6. The UT Guarantor has all requisite corporate power and authority to enter into and perform its obligations under the Indentures.

7. Each PA Guarantor has taken all necessary corporate or limited liability company action, as applicable, to duly authorize the execution and delivery of, and performance of its obligations under, of the Indentures.

8. The NJ Guarantor has taken all necessary corporate action to duly authorize the execution and delivery of, and performance of its obligations under, of the Indentures.

9. The UT Guarantor has taken all necessary corporate action to duly authorize the execution and delivery of, and performance of its obligations under, of the Indentures.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

We express no opinion as to the application or requirements of any securities, patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety, Dodd-Frank Act or tax laws in respect of the transactions contemplated by or referred to in the Indentures.

We express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania, the State of New Jersey and the State of Utah, as applicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Hodgson Russ LLP, legal counsel to the Company, CHS and each of the PA Guarantors, the NJ Guarantor and the UT Guarantor may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania, New Jersey and Utah law for purposes of its opinion being delivered and filed as an exhibit to the Registration Statement.

CHS/Community Health Systems, Inc.

September 17, 2014

This opinion letter is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion letter beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr LLP

EXHIBIT A

PA GUARANTORS’ ORGANIZATIONAL DOCUMENTS

1.	Articles of Incorporation of Coatesville filed with the Secretary of State of the Commonwealth of Pennsylvania on February 6, 2001 (and Statements of Change of Registered Office filed with Commonwealth of Pennsylvania on November 6, 2003, and September 28, 2007).

2.	By-Laws of Coatesville.

3.	Subsistence Certificate for Coatesville issued by the Commonwealth of Pennsylvania on September 16, 2014 (the “Coatesville Subsistence Certificate”).

4.	Resolutions of the Board of Directors of Coatesville dated January 9, 2014.

5.	Articles of Incorporation of Clinton filed with the Secretary of State of the Commonwealth of Pennsylvania on October 27, 2011 (and Statements of Change of Registered Office filed with Commonwealth of Pennsylvania on November 6, 2003, and September 28, 2007).

6.	By-Laws of Clinton.

7.	Subsistence Certificate for Clinton issued by the Commonwealth of Pennsylvania on September 16, 2014 (the “Clinton Subsistence Certificate”).

8.	Resolutions of the Board of Directors of Clinton dated January 9, 2014.

9.	Third Amended and Restated Limited Liability Company Agreement of Carlisle dated January 27, 2014.

10.	Subsistence Certificate for Carlisle issued by the Commonwealth of Pennsylvania on September 16, 2014 (the “Carlisle Subsistence Certificate” and, together with the Coatesville Subsistence Certificate and the Clinton Subsistence Certificate, the “PA Subsistence Certificates”).

11.	Resolutions of the Board of Directors of Carlisle dated January 27, 2014.

NJ GUARANTOR’S ORGANIZATIONAL DOCUMENTS

1.	Articles of Incorporation of Salem filed with the Treasurer of the State of New Jersey on October 30, 2001, as the same was modified as stated in the Salem Good Standing Certificate (as defined below).

2.	By-Laws of Salem.

3.	Good Standing Certificate (Long Form) for Salem issued by the Treasurer of the State of New Jersey on September 16, 2014 (the “Salem Good Standing Certificate”).

4.	Resolutions of the Board of Directors of Salem dated January 9, 2014.

UT GUARANTOR’S ORGANIZATIONAL DOCUMENTS

1.	Articles of Incorporation of Tooele filed with the Department of Commerce of the State of Utah on September 28, 1998.

2.	By-Laws of Tooele Hospital Corporation.

3.	Certificate of Existence for Tooele issued by the State of Utah on September 16, 2014 (the “Tooele Certificate of Existence”).

4.	Resolutions of the Board of Directors of Tooele dated January 9, 2014.